Exhibit 10.34

MOVE, INC.

Amendment to the Executive Retention and Severance Agreement
with Lorna Borenstein

This Amendment to the Employment Agreement dated as of May 29, 2007, (the “Agreement”) between Move, Inc. (the “Company”) and Lorna Borenstein (“Executive”) is made this 19th day of December, 2008.

The Company and Executive have determined that it is in their best interests to amend the Agreement to include special provisions intended to ensure compliance with Internal Revenue Code Section 409A relating to deferred compensation. In consideration of the mutual covenants contained herein and the continued employment of Executive by the Company, the parties agree as follows:

1. Section 4.4 of the Agreement is deleted in its entirety and replaced with the following:

“4.4 “Diminution of Responsibilities” means the occurrence of any of the following conditions, without Executive’s consent and which condition is not cured by the Company within thirty (30) days after notice by Executive specifying the condition (which notice must be given no later than 90 days after the initial occurrence of such event):: (a) a material reduction by the Company of Executive’s duties, responsibilities, authority or reporting relationship; (b) a material reduction in Executive’s base salary or the percentage of his or her base salary on which his or her target bonus is based, provided that a reduction in base salary that is the result of a general reduction in salary in an amount similar to reductions for other similarly situated Company executives shall not constitute a “Diminution of Responsibilities”; (c) a material reduction in benefits (other than future option grants), provided that a reduction in benefits that is the result of a general reduction in benefits in an amount similar to reductions for other similarly situated Company employees shall not constitute a “Diminution of Responsibilities”; (d) the Company’s requiring Executive to be based at any office or location more than 50 miles from the Company’s headquarters in Westlake Village, California, her home office, or the office space the Company intends to lease in San Francisco Bay Area; or (e) a material breach by the Company of the terms of this Agreement or the Letter from W. Michael Long dated April 26, 2007 to Executive (the “Letter”).”

2. Section 4.7(b) of the Agreement is amended by deleting the words “ninety (90)” and replacing them with the words “one hundred and eighty (180)”.

3. Section 4.8(b) of the Agreement is amended by deleting the words “ninety (90)” and replacing them with the words “one hundred and eighty (180)”.

4. The first sentence of Section 5.3 of the Agreement is deleted and replaced with the following:

“In the event that the Company or the Executive gives notice to the other party of its intention to terminate Executive’s employment with the Company under circumstances that would constitute a Termination Upon a Change of Control or Termination in Absence of a Change of Control (the “Termination Notice”), the Company shall have the right, exercisable by notice to Executive given at any time prior to ten (10) days after its receipt or delivery of the Termination Notice, to request that Executive remain employed by the Company for such period as the Company may elect, but in no event longer than ninety (90) days following its receipt or delivery of the Termination Notice.”

5. The last sentence of Section 9.1 is deleted and replaced with the following:

“Amounts due shall be paid within 10 days after demand by Executive, and no later than December 31 of the year following the year in which the related taxes are remitted to the applicable taxing authorities.”

6. Section 9.8 of the Agreement is deleted in its entirety and replaced with the following:

“9.8. Code Section 409A.

(a) This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code).

(b) Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder, or a different form of payment would be effected, by reason of your termination of employment, such amount or benefit will not be payable or distributable to you, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to your termination of employment meet the description or definition of “separation from service” in Section 409A of the Code and applicable regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any amount upon a termination of employment, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service” occurs, or such later date as may be required by subsection (c) below.

(c) Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of your separation from service during a period in which you are a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by Homestore under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) if the payment or distribution is payable in a lump sum, your right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of your death or the first day of the seventh month following your separation from service; and

(ii) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following your separation from service will be accumulated and your right to receive payment or distribution of such accumulated amount will be delayed until the earlier of your death or the first day of the seventh month following your separation from service, whereupon the accumulated amount will be paid or distributed to you on such date and the normal payment or distribution schedule for any remaining payments or distributions will resume.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.”

Except as expressly amended hereby, the terms of the Agreement shall be and remain unchanged and the Agreement as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and Executive have caused this Amendment to be executed on the day and year first above written.

MOVE, INC.

By:	/s/ W. Michael Long

EXECUTIVE

/s/  Lorna Borenstein
Lorna Borenstein